Articles of Incorporation - Cooperative

Secretary of State - Corporation Division - 255 Capitol St. NE, Suite 151 - Salem, OR 97310-1327 - http://www.FilingInOregon.com - Phone: (503) 986-2200

FILED
JAN 27 2017
OREGON SECRETARY OF STATE

REGISTRY NUMBER: 1287174-93
For office use only

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record. We must release this information to all parties upon request and it will be posted on our website.

For office use only

Please Type or Print Legibly in Black Ink. Attach Additional Sheet if Necessary.

1) NAME OF COOPERATIVE: CONSUMER COOPERATIVE GROUP, INC

2) REGISTERED AGENT:
Registered Agents Inc. #757883-99

3) REGISTERED AGENT'S PUBLICLY AVAILABLE ADDRESS: (Must be an Oregon Street Address, which is identical to the registered agent's business office. Must include city, state, zip; No PO Boxes.)
5305 River Rd N, Ste B
Keizer, OR 97303

4) MAILING ADDRESS FOR NOTICES:
5305 River Rd N, Ste B
Keizer, OR 97303

5) NUMBER OF DIRECTORS CONSTITUTING THE INITIAL BOARD OF DIRECTORS:
3

6) PURPOSE FOR WHICH COOPERATIVE IS ORGANIZED:
Cooperative may engage in or transact any and all lawful activities or business permitted under the laws of the United States, the State of Oregon, or any other state, county, territory or nation.

7) CAPITAL STOCK: (Indicate the number and par value, if any, of shares of each authorized class of stock. If more than one class is authorized, indicate the designation, preferences, limitation, and relative rights of each class.)
1,000,000,000.00 maximum shares of Common and Preferred Stock authorized at any one time with a par value of 0.01 per share.

8) MEMBERSHIP STOCK:
☐ A. If there is no membership stock, state the amount of the membership fee and the limitations, if any, on the transfer of membership.

☑ B. If there is membership stock, state the classes of stock and the limitations on transfer, if any, applicable to such stock.
Membership stock will be comprised of Common and Preferred stock which transferability will be limited with the condition set during its original issue to new and current members.

9) BASIS OF DISTRIBUTION OF ASSETS: (In the Event of Dissolution or Liquidation.)
All assets of the cooperative that are sold in the event of a dissolution or liquidation will be first applied to its debt in which, the net cash remaining will be equally distributed among its members according to amounts held in capital stock.

10) OPTIONAL PROVISIONS: (Please attach a separate sheet.)

11) NAME AND ADDRESS OF EACH INCORPORATOR:
MORISON OUTREACH
4816 AURORA AVE N
SEATTLE, WA 98103

12) EXECUTION: (All Incorporators must sign.)
By my signature, I declare as an authorized authority, that this filing has been examined by me and is, to the best of my knowledge and belief, true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

Signature: [signature]

Printed Name: Tanen Andrews

CONTACT NAME: (To resolve questions with this filing.)
Tanen Andrews

PHONE NUMBER: (Include area code.)
214-377-4827

CONSUMER COOPERATIVE GROUP, INC
128717493-17663963 NEWINC

Received Time Jan. 26. 2017 4:20PM No. 4932